Exhibit 99.2

Transcript of the

Liberty Media Corporation Conference Call

To Discuss Plan to Split-Off Liberty Capital and Liberty Starz

held on June 21, 2010

PRESENTATION

Operator

Good day, everyone, and welcome to the Liberty Media Corporation conference call.

This call includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the anticipated split off of the Liberty Capital and Liberty Starz groups, the proposed exchange offer for our 3.125% exchangeable senior debentures due 2023, and other matters that are not historical facts.

These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues, continued access to capital on terms acceptable to Liberty Media, and the satisfaction of the conditions to the proposed split off and exchange offer.

These forward-looking statements speak only as of the date of this call and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

Please refer to the publicly filed documents of Liberty Media including the most recent Forms 10-Q and 10-K for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made during this call.

Today’s call is being recorded. (Operator Instructions)

At this time I would like to turn the call over to the President and Chief Executive Officer, Mr. Greg Maffei. Please go ahead, sir.

Greg Maffei  - Liberty Media - President & CEO

Thank you and good morning. Welcome all. We trust you have seen our recent announcement regarding the split off of Liberty Capital and Liberty Starz from Liberty Interactive. The purpose of this call is to discuss the rationale for and details of that split off and then we will open it up and allow you to ask some questions.

Regarding the rationale, the first is the split off will result in Liberty Interactive becoming an asset-backed security. This obviously provides greater transparency. We believe the LINT businesses are fully grown and able to stand alone.

We think the capital structure at LINT is very efficient on a stand-alone basis. At the holding company we have long-term, low cost, and tax efficient debt and at QVC itself we have a very manageable amount of bank debt, just under 2.5 times, and expect it to decline over the coming years.

We think by this action we should eliminate our tracking stock discount at Liberty Interactive. We think the action is also a positive for the long-term credit at Liberty Interactive. And, finally, we hope we will create a more fully-priced security, a currency that potentially — and I emphasize potentially, with no current plans — could be used for acquisitions.

Some of the benefits to Liberty Capital and Liberty Starz include a cleaner capital structure by separating from LINT; a hope that we reduce the tracking stock discount, if not eliminate it, at those two securities. And, I note, we have decided to maintain the tracking stock structure at Liberty Capital and Liberty Starz for a couple of reasons. One, the Starz businesses are very different from Liberty Capital and we want to track them separately; and, secondly, we have more actions we think are material to cleaning up both of the trackers including reductions in things like Starz Media and the like.

So what does this mean for each group of shareholders? At LINT when the split-off is complete you will own an asset-backed security but we expect no material changes to the assets or liabilities currently attributed to the LINT tracking stock. At Liberty Capital/Liberty Starz you will still own a tracking stock but now the parent company will have two tracking stock groups. There is no connection to the assets and liabilities currently attributed to LINT and there will be no change to the assets and liabilities currently attributed to Liberty Capital/Liberty Starz with some potential minor exceptions.

Our process and timing; we expect to seek a ruling from the IRS and file for this in July. We will need the opinion of tax counsel. There are the usual required government approvals and we will need an affirmative vote of a majority of the voting power of the outstanding shares of Liberty Capital and Liberty Starz represented at the meeting with each voting as a separate class.

We expect to complete this transaction at the end of this year or early next year.

As far as the debt, the debt issued by Liberty Media LLC will remain in the Liberty Media LLC which is part of LINT. The 3 1/8% notes attributed to Liberty Capital are currently obligations of Liberty Media LLC. We anticipate offering these holders the opportunity to exchange those debentures for debt securities issued by Newco. The specifics of that — any exchange will be communicated at a later date.

Bond holder approval is not required for this split-off.

Addressing the management and Board of Directors, Liberty Media management will continue to oversee LINT. We expect the same operating company management to remain in place. We don’t see any changes there.

As far as the Board of Directors, we expect there will be a substantial amount of overlap between the two boards, but we may have a few differences between each. As far as the tracking stocks management, we expect the same management teams will oversee those, both at Liberty Capital and Liberty Starz, and the operating management teams will remain in place and otherwise no changes.

In anticipation of any other questions you may have, I would like to make a couple of other points. All the stocks will remain with an A/B structure and no change there. Subject to normal regulatory requirements, Liberty anticipates we will be able to buy back shares if we choose while the split-off is pending.

So with that let me open it up for questions if I might. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Doug Anmuth, Barclays Capital.

Doug Anmuth  - Barclays Capital - Analyst

Great. Thanks for taking the question. Can you just clarify just in terms of how much debt LINTA will have exactly once this takes effect, if anything will change there at all?

And then secondly, just a question on the timing. It’s my understanding that maybe you would first work to clean up the balance sheet a little bit more and do some more with the equity assets. Why now in terms of the timing? Thank you.

Greg Maffei  - Liberty Media - President & CEO

So, Doug, on the debt at Liberty Interactive, currently QVC has about $3.8 billion of bank debt. The total debt is about $7.4 billion, if you include the LINT corporate debt, so that creates a substantial discount. Given the low interest rates, it’s about 6.5% at market.

As you may recall, those LINT bonds, a substantial portion of those exchangeables are at very low coupon so we don’t look to that as being certainly truly worth the face and neither does the market. Can you repeat your second question?

Doug Anmuth  - Barclays Capital - Analyst

Just in terms of timing, I mean this is obviously something you have been talking about for a long time. What really made you sort of push the button now in terms of announcing the split?

Greg Maffei  - Liberty Media - President & CEO

I don’t think there was any specific action. We obviously had been thinking about for a long time, had made no specific proposals to our Board, and only — we had a Board meeting brought forth the specific action and sought approval.

Something — obviously we have been considering lots of options to try and reduce our tracking stock discount and decided that this time this was the way to go.

Doug Anmuth  - Barclays Capital - Analyst

Okay, thank you.

Operator

Doug Mitchelson, Deutsche Bank.

Doug Mitchelson  - Deutsche Bank - Analyst

Thanks so much. So a couple questions. One, I would expect the articles of incorporation for the Newco will be similar to the existing liberty charter, does that make sense?

Greg Maffei  - Liberty Media - President & CEO

I don’t anticipate any changes of material nature.

Doug Mitchelson  - Deutsche Bank - Analyst

And you mentioned you could continue share repurchases. Will this restrict any other strategic initiatives until the split-off is complete or is it business as usual for all the trackers?

Greg Maffei  - Liberty Media - President & CEO

On an operating basis I don’t expect any changes in those and we don’t have — no contemplated structural changes as well.

Doug Mitchelson  - Deutsche Bank - Analyst

And I know you mentioned Starz Media, but are there any other factors that made you want to keep Starz and LCAPA together? Obviously you had the chance to split into three companies rather than two so can you help us with the rationale for keeping the two together? Is it more than just Starz Media?

Greg Maffei  - Liberty Media - President & CEO

Well, I think there are a host of assets inside, particularly Liberty Capital, which are not strategic to us for the long term. We have talked about some of those in the past and I think we would rather get more clarity around some of those and where they ultimately belonged before we contemplated any other strategic or structural actions.

Doug Mitchelson  - Deutsche Bank - Analyst

And then once the split-off is complete does this process create any impediments or timing restrictions for future split-offs?

Greg Maffei  - Liberty Media - President & CEO

No, the tax issues around split-offs and how it looks are complicated so I am not going to — I don’t think I can adequately answer that in one quick question but I would say, look, this is the only contemplated structural transaction we have. We are not looking at any others at the moment. We are not contemplating any others at the moment and the tax issues around any structural issues; structural changes are always long and arduous.

Doug Mitchelson  - Deutsche Bank - Analyst

I guess you had five-year trader assets here at LCAP and Starz. So if you at some future date years down the road decided to split them, either this split-off wouldn’t stop you from using those five-year trader assets in a future split off, is that —?

Greg Maffei  - Liberty Media - President & CEO

I don’t think that anything that we are doing because of this will cause us to have fewer five-year trades, ATBs. One issue, Doug, is there are never enough ATBs for Liberty because some of them are businesses which we ultimately — you are weighing, you deem them as businesses you want to own for the long-term.

To be — if you are an ATB you have got to hang your hat on it for the long term. In some cases those are not businesses that we necessarily want to be in for the long term so there is tension around that. It’s pretty clear QVC is a great ATB and a great business for us we expect to own for the long-term. Other businesses we have deemed less strategic, maybe ATBs and that puts tension.

Doug Mitchelson  - Deutsche Bank - Analyst

Right, right. All right, thank you.

Operator

Jason Bazinet, Citi.

Jason Bazinet  - Citigroup - Analyst

I just — I totally understand your point about the tracker stock discount getting removed from LINTA. I was sort of intrigued by your comment that you think the tracker stock discount would reduce at LCAPA and Starz. Can you just elaborate on why you think that would happen?

Greg Maffei  - Liberty Media - President & CEO

Well, I think the stocks are up today so there is some evidence of this happening. I will take that as a — (inaudible).

Jason Bazinet  - Citigroup - Analyst

Not saying you are wrong, I am just curious.

Greg Maffei  - Liberty Media - President & CEO

Jason, I think it’s some expectation that you have one less level of lack of clarity. You have a little more purity between Capital and Starz. Certainly not — as we have just noted, there are a whole host of businesses that are — and investments in both those vehicles that make it less clear perhaps than Liberty Interactive. It’s maybe why it’s up less today than Liberty Interactive.

But also some probably — some belief by the marketplace that, ultimately, we are moving towards trying to reduce complexity and improve transparency across all our stocks. So I think it’s as much the signaling as anything else.

Jason Bazinet  - Citigroup - Analyst

Okay, very good. Thank you.

Operator

David Gober, Morgan Stanley.

David Gober  - Morgan Stanley - Analyst

Thanks for taking the question. A couple if I could. In terms of the relationship between the existing Liberty Media and Newco, will there be any sort of tax sharing arrangement?

Obviously LCAPA has been — LCAPA and LINTA have been transferring tax assets for a while now. Just curious if that is going to continue to exist with the new company. And also will there be any arrangements in terms of the assets that are held at LCAPA where there is exchangeable debt that is still at Liberty Media LLC?

Greg Maffei  - Liberty Media - President & CEO

Two good questions; I think two good questions. We look and expect that there may be some cleanup and tail on some things that are occurring, but ultimately there will be no tax sharing between these. These will be separate companies so there will be other than that tail, things perhaps like stock options and the like, I wouldn’t expect that.

As far as what will happen, I think we have said with the exact terms of any offer between the exchangeables or how the exchangeables are treated, which remains to be seen, one solution might very well be just putting a make-whole. And in fact, with Liberty Capital, regardless of where these securities reside, Time Warner exchangeables, it’s a make-whole where they are ultimate the responsibility of Liberty Capital to which they are now attributed. Those things have a put-call arrangement in 2013, March 2013, so it’s a relatively short-term security.

David Gober  - Morgan Stanley - Analyst

And just one follow-up. You mentioned a potential for cleanup as the exact terms of the split get hammered out. Just curious in terms of the LINTA, the public stock that resides at LINTA in terms of Expedia and Interval, etc., is there any chance that some of that stuff might still get exchanged or any updates on your thinking in terms of somehow monetizing the Expedia stake tax efficiently?

Greg Maffei  - Liberty Media - President & CEO

That is certainly a goal. Tax efficient monetization of all of those securities to the degree they are deemed to be nonstrategic. We are not — so that comes in deciding when, if at any point, we want to seek liquidity and then how we do it tax efficiently.

I don’t expect that there will be material movement between the trackers. Meaning I don’t expect Expedia, for example, to end up at Liberty Capital but there may be still smaller modifications we are working through the details of, but in any case I think our goals will be the same.

If we can’t be a long-term consolidated owner or a meaningful owner of the businesses with some voice on capital structure and other actions, we would be seeking at some point liquidity at the time when we thought the securities were fully valued or we had better uses for the cash.

David Gober  - Morgan Stanley - Analyst

Okay, great. Thank you.

Operator

Ben Mogil, Thomas Weisel Partners.

Ben Mogil  - Thomas Weisel Partners - Analyst

Good morning and thanks for taking the question. I think Gregory you mentioned some of the issues around Starz Media as one of the reasons why Liberty Starz still remains in the tracking structure. Are you waiting for some clarity on Miramax and MGM as some of those bidders are also potential bidders for Starz Media before going forward on that front?

Greg Maffei  - Liberty Media - President & CEO

Well, I don’t think that Starz Media is the only issue that we have for clarity at Liberty Capital. I think there are a host of others and I don’t think — not going to suggest that any one bidder is going to cause us to deter there. We will see.

We do note — it’s interesting the challenges that have gone on in sales of libraries and the challenges in the Hollywood businesses in general today, but I don’t think that is the driving force.

Ben Mogil  - Thomas Weisel Partners - Analyst

Is the Starz Media business the only one from the Liberty Starz tracker that you see as an issue before deciding to go to a hard spin potentially?

Greg Maffei  - Liberty Media - President & CEO

Well, I think we already noted that, first, Starz Media is not actually in the Liberty Starz tracker. It’s in the Liberty Capital tracker. I think there are a host of issues around cleanliness and around where we will ultimately want to go with those businesses. And I think I have made the point a couple of times we have no current intention or play to spin anything out of those businesses today.

Ben Mogil  - Thomas Weisel Partners - Analyst

Okay, great. Thanks.

Operator

Matthew Harrigan, Wunderlich Securities.

Matthew Harrigan  - Wunderlich Securities - Analyst

Thanks for taking my question. Firstly, is there any — I am probably a little simple here, but would there be any possibility of doing an exchange for another stock that you coveted using the Expedia positions or some of the other public securities?

And then secondly, when you look at what is out there and specifically HSN, clearly coupling that with Q you would be able to leverage that more effectively. You have got a lot of firepower with your public stock positions again. I am a little surprised you made specific reference to using your stock to do acquisitions with the valuation at this level.

Are you just trying to be all-inclusive or are you implying that you are a little cautious here in terms of using leverage incrementally or resolving the public positions without having a lot of tax leakage?

Greg Maffei  - Liberty Media - President & CEO

Well, I think a couple of things. I am not sure how structurally we would be able to use in a tax efficient manner the Expedia stock in some kind of an exchange. We have obviously a low basis in much of the Expedia stock, particularly the high-vote stock has low tax basis, so it would be difficult to see how we would pull that off without triggering taxes. And I think we are often loath to do.

As far as our reference to an acquisition currency, I think it’s only covering the waterfront. We have no current plan or intention. In fact, I have been as vocal as I can be that we sit in a very enviable position with a 33% interest in HSN that we think it’s probably a good strategic asset for us for the long term.

But Liberty Interactive has many good uses for its capital, including if I had to guess today a more attractive one being share repurchase of its own stock because it still trades at a discount to even a — what we estimate might be a synergized acquisition ultimately. So while we don’t know all the synergies, we certainly aren’t going to chase the HSN stock. There is no reason or need to do it.

The market doesn’t believe us; watch August come and go and maybe the market will believe us more. But the market doesn’t believe it today and we have no plan or intention to do anything other than keep our options open. As you note from fullness of disclosure, one of the reasons why this is attractive is if get a more fully valued currency it may open you up for other opportunities.

Matthew Harrigan  - Wunderlich Securities - Analyst

I think I heard you comment a few months ago at the Q meeting that it would be pretty difficult to issue exchangeables using the Expedia stock. Is that probably still something that is true?

Greg Maffei  - Liberty Media - President & CEO

Not sure I made that comment, but I think many of the reasons why our exchangeables we found to be attractive in the past the tax law changes have made those less attractive opportunities than they once were.

Matthew Harrigan  - Wunderlich Securities - Analyst

That is what I thought. Thank you.

Operator

Barton Crockett, Lazard Capital Markets.

Barton Crockett  - Lazard Capital Markets - Analyst

Thank you for taking the question. You have raised in this transaction the benefit potentially of using your stock as currency in acquisitions so I was wondering if you could update us on Interactive’s current M&A strategy and what are you focused on?

You have spoken a bit about HSN, which I know is kind of the elephant that people are thinking about, but I think more generally you guys have ambitions. I was wondering if you could just update us about where they lie.

Greg Maffei  - Liberty Media - President & CEO

Sure. I think we have been fairly open about what our uses of capital are for Liberty Interactive. First and foremost, investing in the business including potentially further extension into other markets. We are currently in the process of doing that in Italy. I think it’s likely we will go and jumpstart another market until we feel confident in our ability to manage the new Italian market. But I think the expansion, including international expansion, is probably your first use.

The second use would be invest with the share repurchase and investment in our own equity securities or potentially debt securities. You may have noticed that we have just recently completed a roughly $400 million self tender for the straight debt maturing in 2013 at Liberty Interactive.

Third, I would say we have bought four decent-sized and then a handful of either investments or add-ins, bolt-on acquisitions to our e-commerce companies and we will continue to look for those. We like the e-commerce businesses; we like their growth prospects. We think at the right price they are attractive investments, particularly for the kind of moat protected businesses we have been able to purchase. The challenge is purchasing more of them is not as obvious because there aren’t a zillion of those companies out there, but we continue to look for those.

Lastly, investing further in HSN, and I put it lastly, is an opportunity at the right time and price which we don’t anticipate being today. Are there other acquisition opportunities out there? Perhaps, but those are the only ones that sort of standout at the moment for us.

Barton Crockett  - Lazard Capital Markets - Analyst

Okay. And then a smaller question and maybe you touch on this a bit, but how should we think about the incremental public company operating expense for Interactive now that these two will be basically split in two?

Greg Maffei  - Liberty Media - President & CEO

I don’t view it will be substantial or material in the context of the EBITDA stream at LINT given that most of it is — there will be some public filing fees and the like, but short of that, since most of this work is already being done as trackers with the Liberty management team and the QVC operating teams and the e-commerce operating teams that are in place, I don’t view it as substantially different.

There may be — there will be some modest increase but it will not, I don’t believe, be material in the context of this transaction.

Barton Crockett  - Lazard Capital Markets - Analyst

Okay, that is great. Thank you.

Operator

Harry Dumont, Knighthead Capital.

Harry Dumont  - Knighthead Capital - Analyst

A quick question for you. Could you just remind us how much debt will then be left at Liberty Capital since Starz really doesn’t have any once all this is done?

Greg Maffei  - Liberty Media - President & CEO

At Liberty Capital the way I look at it is there is virtually no debt because we have a bunch of Sprint collars that are maturing that cover the Sprint borrowings that are — that you will see at the end of the quarter that those have been cleaned up — those are being cleaned up this quarter.

We have got a borrowing facility with a foreign bank that we used to invest in high-yield securities, primarily in TMT companies, that is more than covered by the underlying securities and we have a net gain of pretty good size in that as well as some equity borrowings. So that is more than covered.

That is nominally — in the face on our balance sheet, $750 million, the drawn amount is less than half of that. But the way it’s accounted for it looks and appears to be $750 million, both on the asset side and the liability side. The reality is we have drawn less than half the facility and we are more than covered by the assets.

Unidentified Company Representative

What is the maturity?

Greg Maffei  - Liberty Media - President & CEO

Maturity on that is 2013 — 2012? 2012, thank you. So it’s a fairly short term as well. And as I said, effectively more than covered or diffused by the underlying assets.

And the last debt there is we have a bank facility against the ultimates at Starz Media. That bank facility today is under $100 million. It gets repaid out of the ultimates, primarily DVD sales and the like, past the initial window for our films at Overture.

That again is more than covered by the — in our judgment and by the judgment of third parties who are valuing it for the banks, more than covered by the debt facility. The $90-ish million I think it has drawn today is more than covered by the ultimates. So —

Unidentified Company Representative

Then the Time Warner —.

Greg Maffei  - Liberty Media - President & CEO

And then the Time Warner exchangeables — thank you — which we have mentioned already, are the last ones. Again, Time Warner exchangeables; we have underlying investments in Time Warner Cable, Time Warner parent or the TWX and in AOL, the next of which even after taxes cover the Time Warner bonds.

So the total is — in our minds is fairly limited. The face of those Time Warner ones is really the only material one. That is about $1.1 billion face of bonds.

Harry Dumont  - Knighthead Capital - Analyst

Got it. And how should we just look at — if you take LINTA out of the picture and you are left with Starz and LCALPA, how should we look at the tax situation across these things?

I guess in the past you have always had — I guess you feel pretty comfortable now that you are doing all this that you are still going to be fairly tax efficient. So if I am a Starz shareholder and I look at it, you generate a ton of cash over there.

Greg Maffei  - Liberty Media - President & CEO

Well, I think that is a good point. There are two tax positions we worry about mostly, probably is our embedded gains. We have relatively low basis in some of our equity securities.

Would we trigger the gain at Liberty Capital at Sirius or would we trigger the gain in Starz? It’s highly unlikely in my judgment that we would recognize capital gains on those. We will work very hard — we either view them as long-term holds or we view them as we have worked very hard on ways to not recognize a gain.

Your second point about paying cash taxes, we do, unfortunately, pay cash taxes on operating income earned at Liberty Starz. That is probably the largest piece other than the modest earnings at Liberty Capital, but really they are not of a material nature compared to what Starz earns. And that is the biggest thing. We are not sheltering that today and that is obviously a goal we have.

Harry Dumont  - Knighthead Capital - Analyst

Thank you very much.

Operator

Thomas Cubeta, UBS.

Thomas Cubeta  - UBS - Analyst

Thanks for taking the question. If you can’t find a buyer for Starz Media how would you think about valuing it if you had to move it into Starz Entertainment?

Also, the Newco looks to be fairly underlevered. Would you consider adding more leverage post spin?

Greg Maffei  - Liberty Media - President & CEO

Well, if you can’t find a buyer it’s hard to support anything other than a very immaterial price for a transfer. And I don’t think we would transfer it unless we deemed it strategic and helpful to Starz Entertainment. Certainly the goal would not be to saddle Starz Entertainment with Starz Media unless the Starz Entertainment team thought they could do something attractive and accretive with the assets.

Lastly, I know one of the assets there that is perversely an attractive element of Starz Media is we have a relatively high tax basis in the asset itself because we traded in a relatively high valued stock at the time for it. That forms part of the basis and so we are likely in any transfer to trigger a capital loss. Almost certainly we will trigger a fairly sizable capital loss.

As far as leverage across the entities, I think we have already noted we have a fair amount of liquidity at both — of all of our entities and over the long term probably want to rationalize that capital structure to be more attractive. We would love to have as attractive a capital structure as we do at LINT.

Thomas Cubeta  - UBS - Analyst

Thanks.

Operator

Dan Goldberg, RBC Capital Markets.

Dan Goldberg  - CIBC Capital Markets - Analyst

Thanks for taking my question. Focusing on the 3 1/8% exchangeables out of Liberty Capital Group, I assume that once this transaction gets closer to approval and you talk about terms of the exchange were you — were a holder to decide not to exchange whose obligations would these be at that point in time? Would they stay with Liberty Media?

Greg Maffei  - Liberty Media  - President & CEO

These obligations are obligations of Liberty Media LLC and we can offer exchange — attractive exchange offers or inducements for holders to move to Liberty Capital. We can at Liberty Capital indemnify or cover whatever costs are incurred, but ultimately these are Liberty Media LLC obligations and we can’t force any holder to move out of Liberty Media LLC.

Dan Goldberg  - CIBC Capital Markets - Analyst

Right. So at that point they would stay basically with LINTA, with the QVC entity? Got it.

Greg Maffei  - Liberty Media - President & CEO

Now recognize — and maybe this point is obvious, but just to be clear. If they were effectively — these are currently attributed to Liberty Capital. If they were effectively moved to Liberty Interactive, not by — not for the indenture purposes but for purposes of attribution because holders did not go with Liberty Capital, did not choose to take any offer, it would be Liberty Capital’s obligation to compensate Liberty Interactive for the cost of the debt.

So one way or another we have got to balance the slight out and make it even more Liberty Interactive if it has to bear this debt. Some of the ways that that could happen include transferring some of the underlying Time Warner securities, indemnifying, as I noted. I also noted we could try and exchange and get people to induce, to move across.

Ultimately, we have many ways — there is no coercion value or hold-up value. Ultimately, we have many ways including just having Liberty Capital indemnify for payments as they come due, but that is the current status.

Dan Goldberg  - CIBC Capital Markets - Analyst

Got you. Thank you very much.

Operator

Greg Roer, Goldman Sachs.

Greg Roer  - Goldman Sachs - Analyst

Just a follow-up on these exchangeables. So the actual debt — and not necessarily talking about the 3 1/8%, but the other exchangeables will also be at LINTA, but the underlying shares will be at LCAPA. So I just want to understand how that works.

Greg Maffei  - Liberty Media - President & CEO

There is no change there. We have had those securities attributed to LINTA now for several months. We did a re-attribution back, I think it was in March, and that has already happened. The underlying securities do remain largely at Liberty Capital.

As you may know, when those were issued they were issued at premiums to market. In general the equity securities, which are part of the exchangeables, have fallen. Sprint is a small hat-sized, sub hat-sized number and the exchangeables are exchangeable, I believe, at 87 and 107 or 103.

So effectively the exchange portion of the bond is not particularly highly valued, the warrant portion, so we don’t believe that we are giving Liberty Interactive when we did that former re-attribution, the prior re-attribution, we are not giving them too much risk on the exchangeable portion.

Greg Roer  - Goldman Sachs - Analyst

But at maturity the actual underlying shares at LCAPA will no longer be — if for some reason the equities were to rally above the —

Greg Maffei  - Liberty Media - President & CEO

They are Liberty Interactive’s debt now; they are Liberty Interactive’s issue. They are not Liberty Capital’s issue today.

We did that re-attribution. We went through, with the help of an investment bank, a fair valuation of those securities. Our Board approved that it’s fair to both sides and that issue is complete.

Greg Roer  - Goldman Sachs - Analyst

Okay. And then the cash that is going to be at all those entities is that — that is fully disclosed in the financials, the breakdown?

Greg Maffei  - Liberty Media - President & CEO

Really there is no change. All the money that has been and the cash that has been attributed to each of the three trackers will remain in the three trackers. And barring any transfers like, for example, to handle these exchangeables, there is no reason to expect that there will be anything other than the same cash in each of the three trackers, which now will be two trackers and one asset-backed security.

Greg Roer  - Goldman Sachs - Analyst

Great. Thank you very much.

Operator

Grant Jordan, Wells Fargo.

Grant Jordan  - Wells Fargo - Analyst

Good morning, thanks for taking the question. You made a comment that you believe the split off will be positive for the long-term credit outlook at LINTA. Have you had any preliminary discussions with the rating agencies about that?

Greg Maffei  - Liberty Media - President & CEO

We are in dialogue with the rating agencies all the time about material transactions so we have some comfort level about where we are headed with that.

Grant Jordan  - Wells Fargo - Analyst

Okay. It seems like one of their complaints in the past has been transparency. Do you think this will help along those lines?

Greg Maffei  - Liberty Media - President & CEO

I think absolutely transparency, having a more normalized operating company, having a set target limit with a stable capital structure for debt, I think those are all things that they find attractive and we are moving towards.

Grant Jordan  - Wells Fargo - Analyst

Okay, great. Thank you.

Operator

Bridget Weishaar, JPMorgan.

Bridget Weishaar  - JPMorgan - Analyst

Thanks for taking the question. Looking at the capital structure at LINTA, you mentioned it’s levered at about 2.5 times and you expected it to fall slightly. In the long term —

Greg Maffei  - Liberty Media  - President & CEO

Excuse me, just to be clear, actually QVC is levered about 2.5 times. The bank debt at QVC is 2.5 times.

Bridget Weishaar  - JPMorgan - Analyst

Right, okay.

Greg Maffei  - Liberty Media - President & CEO

Not the overall effort.

Bridget Weishaar  - JPMorgan - Analyst

Yes. Yes, got it. That is fine. In the long term do you hope to remain — it to remain about that level or do you want it to fall slightly?

Greg Maffei  - Liberty Media - President & CEO

I think that I expect leverage will decline over the long-term. We are, I think, working on what our — with the rating agencies on what our announced long-term debt levels will be. But I don’t expect bank debt to rise from here, I expect it to decline.

Bridget Weishaar  - JPMorgan - Analyst

Great, thank you.

Greg Maffei  - Liberty Media - President & CEO

2.5 times seems like a reasonable number and again we have very long-term, low cost, and tax efficient dead at the holding company which when you look at the face of that truly overstates the cost to Liberty Interactive, right?

Bridget Weishaar  - JPMorgan - Analyst

Right.

Greg Maffei  - Liberty Media - President & CEO

The coupons on that debt are — we have some at 8.5 and 8.25 but a substantial amount at 3.5, 4, 3.75, and 3.25 with tax attributes in some cases.

Bridget Weishaar  - JPMorgan - Analyst

Great, thanks.

Operator

Jake Newman, CreditSights.

Jake Newman  - CreditSights - Analyst

Thank you. All my questions have been asked and answered. Thank you.

Operator

Carla Casella, JPMorgan.

Carla Casella  - JPMorgan - Analyst

I actually had the same questions on the rating agencies, so you answered it. Thank you.

Operator

David Walker, Providence Equity.

David Walker  - Providence Equity Capital Markets - Analyst

Good morning, it’s Providence Equity Capital Markets. Just a quick question on the relationship between QVC and Liberty Media LLC, vis-a-vis the tax liability allocation and indemnification agreements.

Is there going to be any change in that as a result of today’s news and also is there any change in the flow of monies from QVC to pay the Liberty Media bond interest?

Greg Maffei  - Liberty Media  - President & CEO

No, I don’t think there is any change in any tax sharing arrangements or limitations on debt repayment. All remain the same.

David Walker  - Providence Equity Capital Markets - Analyst

Very good. Thank you.

Greg Maffei  - Liberty Media - President & CEO

Well, if that is it, operator, I want to thank everybody for joining us this morning. Thank the market for its positive response and look forward to speaking with you again. Again, thanks for your interest in the Liberty Media companies.

Operator

And that concludes today’s conference call. Thank you for your participation.

Additional Information

Nothing in the conference call shall constitute a solicitation to buy or an offer to sell shares of Newco or any of the Liberty Media tracking stocks described in the conference call.  The offer and sale of such shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding Liberty’s (and, if formed, Newco’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.